A special meeting of Telecommunications Portfolio's shareholders was held on May 14, 2013. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
Ned C. Lautenbach
Affirmative	1,555,133,782.46	93.955
Withheld	100,063,694.32	6.045
TOTAL	1,655,197,476.78	100.000
Ronald P. O'Hanley
Affirmative	1,557,988,095.28	94.128
Withheld	97,209,381.50	5.872
TOTAL	1,655,197,476.78	100.000
David A. Rosow
Affirmative	1,552,645,347.31	93.805
Withheld	102,552,129.47	6.195
TOTAL	1,655,197,476.78	100.000
Garnett A. Smith
Affirmative	1,554,582,880.53	93.922
Withheld	100,614,596.25	6.078
TOTAL	1,655,197,476.78	100.000
William S. Stavropoulos
Affirmative	1,548,352,452.21	93.545
Withheld	106,845,024.57	6.455
TOTAL	1,655,197,476.78	100.000
Michael E. Wiley
Affirmative	1,556,790,374.70	94.055
Withheld	98,407,102.08	5.945
TOTAL	1,655,197,476.78	100.000
PROPOSAL 2
To approve a management contract between the fund and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	14,078,352.62	94.265
Against	203,026.02	1.359
Abstain	653,604.92	4.376
TOTAL	14,934,983.56	100.000
A Denotes trust-wide proposal and voting results.